Exhibit 99.1

NEWS RELEASE For more information, contact:

Paul D. Borja Executive Vice President / CFO (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR ANNOUNCES THOMAS J. HAMMOND TO RETIRE AS CHAIRMAN OF THE BOARD
TROY, Mich. (October 22, 2009) — Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank FSB (the “Bank”), today announced that Thomas J. Hammond has decided to retire as Chairman of the Board of both companies and has resigned from the respective boards of directors.
“It has been approximately 10 months since the acquisition of Flagstar Bank by the new majority owners. The new CEO has strong banking experience and understands the decisions necessary for Flagstar to be competitive in this business environment. I want to thank all Flagstar employees for their hard work over the years and for their individual contributions to our many achievements.” said Mr. Hammond.
The Board of Directors intends to meet shortly to elect a new Chairman.
Joseph P. Campanelli, the President and Chief Executive Officer of Flagstar, said, “Tom has been a tremendous part of the success of Flagstar over the years. His entrepreneurial vision and knowledge of the mortgage market has laid a firm foundation for our continued growth. We appreciate his contributions and wish him well in his future endeavors.”
Flagstar, with $16.8 billion in total assets, is the largest savings bank headquartered in the Midwest and the largest financial institution headquartered in Michigan. At June 30, 2009, Flagstar operated 175 banking centers in Michigan, Indiana and Georgia and 45 home loan centers in 18 states. Flagstar originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit flagstar.com.